                                                      Exhibit 99.B4

    The following provisions of the Articles of Incorporation and By-Laws of Prudential Small-Cap Quantitative Fund, Inc., copies of which are incorporated by reference to Exhibits 1 and 2, respectively, constitute all instruments defining the rights of holders of the securities proposed to be offered:

Articles of Incorporation

    Article IV, Section 3
    Article IV, Section 4
    Article IV, Section 6
    Article IV, Section 7
    Article VII, Section 4
    Article VIII

By-Laws

    Article I, Section 7               Voting and Inspectors
    Article II, Section 13             Removal of Directors
    Article IV, Section 1              Certificates for Shares
    Article IV, Section 2              Transfer of Shares
    Article IX                         Amendment of By-Laws